Exhibit 10.5
TRANSITION SERVICES AGREEMENT
     This TRANSITION SERVICES AGREEMENT (“Agreement”), dated as of September  , 2009, is made by and among Julius Baer Group Ltd. incorporated under the laws of Switzerland (“JBG”) with principal offices at 36 Bahnhofstrasse, Zurich, Switzerland and Bank Julius Baer & Co. Ltd. incorporated under the laws of Switzerland (“BJB”) with principal offices at 36 Bahnhofstrasse, Zurich, Switzerland and Artio Global Management LLC, a Delaware corporation (“Artio Global”) having its principal offices at 330 Madison Avenue, New York, N.Y. 10017, (each “a Party” and together “the Parties”).
     Whereas, BJB and Artio Global are currently direct and indirect subsidiaries, respectively, of Julius Baer Holding Ltd.
     Whereas, Julius Baer Holding Ltd. has declared an intention to spin-off JBG and BJB after which JBG would exist as a separate, independently listed holding company of, among other companies, BJB, and as a result of which Artio Global would no longer be affiliated with JBG or BJB.
     Whereas, Artio Global is capable of providing BJB with services and assistance in securing and maintaining certain hardware, physical documents, and electronic data that are the property of BJB.
     Whereas, JBG and BJB are willing and able to provide certain indemnification and cooperation to Artio Global.
     Now Therefore, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived herefrom, the parties, intending to be legally bound, agree as follows:
ARTICLE I
GENERAL PROVISIONS
1.1	Definitions. Unless otherwise defined herein, capitalized terms set forth in this Agreement shall have the meanings set forth below:
(a)	Affiliate. “Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with, BJB and/or Artio Global.

(b)	Control. “Control” (including the terms, “controlled by” and “under common control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, or otherwise.

(c)	Business Records. “Business Records” means account documentation, statements, email records, transfile boxes, correspondence, cancelled checks, tax reports,

memoranda, record of deposit, or any other documents used in connection with the business of BJBNY.

(d)	BJBNY. “BJBNY” is the former New York Branch of BJB previously located at 330 Madison Avenue, New York, N.Y. 10017 for which BJB withdrew its banking license in April 2006.

(e)	Person. “Person” means any natural person, firm, limited liability company, general partnership, limited partnership, joint venture, association, corporation, trust, governmental authority or other entity.

(f)	Liabilities. “Liability” or “Liabilities” means any and all actual claims, demands liabilities, obligations, losses, fines, costs, expenses, deficiencies, or damages, whether or not resulting from third party claims, including claims of any competent tax authority and including interest, additions, and penalties with respect thereto and reasonable out-of-pocket expenses reasonably incurred and reasonable attorneys’ and accountant fees and expenses reasonably incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any under this Agreement, but excluding any indirect, special, punitive, exemplary, lost profits, consequential and similar damages.
ARTICLE II
Representations and Warranties
2.1	Representations and Warranties of JBG. JBG hereby represents and warrants to Artio Global the following:
(a)	Organization and Existence. JBG is duly organized, validly existing and in good standing under the laws of its incorporation and JBG has all power and authority necessary to execute, deliver, and perform its respective obligations under this Agreement.

(b)	Binding Effect. This Agreement is a valid, binding, and legal obligation of JBG in connection with the services contemplated hereby will be legal, valid, and binding obligations of JBG each enforceable against JBG in accordance with their respective terms.
2.2	Representations and Warranties of BJB. BJB hereby represents and warrants to Artio Global the following:

(a)	Organization and Existence. BJB is duly organized, validly existing and in good standing under the laws of its incorporation and BJB has all power and authority necessary to execute, deliver, and perform its respective obligations under this Agreement.

(b)	Binding Effect. This Agreement is a valid, binding, and legal obligation of BJB in connection with the services contemplated hereby will be legal, valid, and binding obligations of BJB each enforceable against BJB in accordance with their respective terms.
2.3	Representations and Warranties of Artio Global. Artio Global hereby represents and warrants to BJB and JBG the following:
(a)	Organization and Existence. Artio Global is duly organized, validly existing and in good standing under the laws of its incorporation and Artio Global has all power and authority necessary to execute, deliver, and perform its respective obligations under this Agreement.

(b)	Binding Effect. This Agreement is a valid, binding, and legal obligation of Artio Global and all agreements, instruments and documents to be executed by Artio Global in connection with the services contemplated hereby will be legal, valid, and binding obligations of Artio Global each enforceable against Artio Global in accordance with their respective terms.
ARTICLE III
Covenants of the Parties
3.1	Services. After execution of the Agreement, each Party agrees to provide such services and indemnifications as are detailed in Exhibit A of this Agreement.
ARTICLE IV
Notification of and Conduct of Claims
4.1	If Artio Global or one of its Affiliates becomes aware of any claim or potential claim by a third party (other than a relevant tax authority) (a Third Party Claim) which may result in a claim being made by Artio Global or an Affiliate under this Agreement, Artio Global shall as soon as reasonably practicable give written notice of the Third Party Claim to BJB or JBG as appropriate and (subject to Artio Global being indemnified on an after tax basis against all reasonable out-of-pocket costs and expenses, including those of its legal advisers, reasonably incurred in respect of that Third Party Claim) shall:
(a)	ensure that BJB or JBG as appropriate is given all reasonable facilities to investigate the Third Party Claim;

(b)	not (and ensure that each of its Affiliates shall not) admit liability or make any agreement or compromise with any person, body or authority in relation to that Third Party Claim without prior consultation with BJB or JBG, as appropriate; and

(c)	subject to Artio Global or its relevant Affiliate being entitled to employ its own legal advisers, take any action that BJB or JBG, as appropriate, reasonably requests to avoid, resist, dispute, appeal, compromise or defend that Third Party Claim.

4.2	The rights of BJB and JBG shall only apply to a Third Party Claim if BJB or JBG, as appropriate, gives notice to Artio Global in writing of its intention to exercise its rights within 30 days of Artio Global giving notice of the Third Party Claim. If BJB or JBG does not give notice during that period, Artio Global or its relevant Affiliate shall be entitled in its absolute discretion but acting reasonably to settle, compromise, or resist any action, proceedings or claim against it or any of its Affiliates out of which that Third Party Claim may arise.

4.3	Neither Artio Global nor any of its Affiliates shall be required to take any action or refrain from taking any action if the action or omission requested would, in the reasonable opinion of Artio Global, be materially prejudicial to the business of Artio Global or its relevant Affiliate.
ARTICLE V
Notification and Conduct of Tax Claims
5.1	If Artio Global or one of its Affiliates becomes aware of a tax claim in respect of which a claim may be made by Artio Global or one of its Affiliates under this Agreement, Artio Global shall give written notice to BJB or JBG, as appropriate, of that tax claim as soon as practicable (and in any event not more than 10 days after it becomes aware of such claim). The notice to be provided in accordance with this Article 5.1 shall so far as available include details of the tax claim in question, the due date for any payment, the time limits for any appeal, and the amount of the claim.

5.2	Artio Global or its relevant Affiliate shall take such action as BJB or JBG, as appropriate, may reasonably request to dispute, resist, appeal compromise or defend any tax claim and any adjudication in respect thereof. BJB or JBG, as appropriate, shall have the right (if it wishes) to control any proceedings taken in connection with such action, and shall in any event be kept fully informed and shall be provided with copies of all correspondence and documentation relating to such tax claim or action.

5.3	Subject to Article 5.4, Artio Global shall procure that no tax claim, action or issue in respect of which BJB or JBG could be required to make a payment under this Agreement is settled or otherwise compromised without, as appropriate, BJB’s or JBG’s prior written consent, such consent not to be unreasonably withheld, and Artio Global shall, and shall procure that each of its Affiliates and their respective advisers shall, not submit any correspondence, assessment or return or send any other document to any tax authority where Artio Global or any such person is aware or could reasonably be expected to be aware that the effect of submitting such correspondence, assessment or return or sending such document would or could be to put such tax authority on notice of any matter which could give rise to, or could increase, a claim under this Agreement without first affording BJB or JBG, as appropriate, a reasonable opportunity to comment thereon and without taking account of such comments so far as it is reasonable to do so.
5.4	If BJB or JBG, as appropriate, does not request Artio Global or its relevant Affiliate to take any appropriate action within 30 days of notice of a tax claim having been provided to BJB or JBG, as appropriate, in accordance with Article 5.1, Artio Global or its relevant Affiliate shall be free to satisfy or settle the relevant tax liability on such terms as it may reasonably think fit.
ARTICLE VI
Miscellaneous
6.1	Amendment; Waiver. This Agreement may be amended only by written instrument executed by the Parties.

6.2	Entire Understanding. This Agreement and its Exhibit constitutes the entire understanding and agreement of the Parties with respect to the subject matter hereof and supersedes all prior letters of intent, agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee, or representative of either Party relating thereto.

6.3	Severability. If any provision of this Agreement shall finally be determined to be unlawful, then such provision shall be deemed to be severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.

6.4	Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed to have been duly given or made as follows: a) if sent by registered or certified mail in the United States or Switzerland return receipt requests, upon receipt; b) if sent by reputable overnight air courier one (1) business day after the delivery commitment date; c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in a) or b) above, when transmitted and receipt is confirmed by telephone; or d) if otherwise actually personally delivered, when delivered, and shall be delivered as follows:

If to JBG:	Julius Baer Group Ltd.

Bahnhofstrasse 36, PO Box 8010 Zurich, Switzerland Attention: Christoph Hiestand Tel. +41 (0) 58 888 5425 Fax. +41 (0) 58 888 5517

If to BJB:	Bank Julius Baer & Co. Ltd. Bahnhofstrasse 36, PO Box 8010 Zurich, Switzerland Attention: Christoph Hiestand Tel. +41 (0) 58 888 5425 Fax. +41 (0) 58 888 5517

If to Artio Global:	Artio Global Management LLC 330 Madison Avenue New York, NY 10017 Attention: Hendricus Bocxe Phone 212-297-3923 Fax 212-972-0601
Or to such other address or to such other Person as a Party may have last designated by written notice to the other Party hereto.
6.5	Assignment. This Agreement shall be binding upon and inure to the benefit of the successors of each of the Parties (including any successor to all or substantially all of the equity or assets of any such Party) to this Agreement, but shall not be assignable by any Party hereto without prior written consent of the other Parties hereto.

6.6	No Third-Party Beneficiaries. Except as otherwise provided, neither this Agreement nor any provisions set forth herein is intended to, or shall, create any rights in or confer any benefits upon any Person other than the Parties to this Agreement.

6.7	Governing Law. This Agreement will be construed, performed and enforced in accordance with the laws of the State of New York without giving effect to its principles or rules of conflict of laws thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

6.8	Term and Termination. This Agreement shall commence on the date it is signed by all Parties (the “Effective Date”) and shall continue until the expiration of the last of the periods indicated in Exhibit A.

6.9	Counterparts. This Agreement may be executed in counterparts, both of which will constitute one and the same instrument.
In Witness Whereof, the Parties have each caused this Agreement to be executed by their respective duly authorized officers of the date first above written.

Julius Baer Group Ltd.
By:
Name:
Title:

Julius Baer Group Ltd.
By:
Name:
Title:

Bank Julius Baer & Co. Ltd.
By:
Name:
Title:

Bank Julius Baer & Co. Ltd.
By:
Name:
Title:

Artio Global Management LLC
By:
Name:
Title:

Exhibit A to Transition Services Agreement
(a)	Access; Cooperation. For a period of 6 years after the Effective Date the Parties shall upon reasonable notice procure that the other Party and each of its Affiliates and each of their respective auditors and legal advisors are afforded access to the Business Records as is reasonably necessary for e.g. accounting, legal or regulatory purposes including that of any of its Affiliates. In addition, and for the same period each Party, will and will procure that its Affiliates reasonably cooperate with the other Party, at the other Party’s request and reasonable expense, in furnishing information, testimony, and other assistance in connection with any actions, proceedings, arrangements, and disputes with other persons or governmental or self-regulatory organization inquiries or investigations.

(b)	Business Records. For a period of 6 years after the Effective Date Artio Global shall, on a best efforts basis, act as BJB’s agent with respect to retention, safekeeping and destruction of Business Records at BJB’s expense.

(c)	Response to Subpoenas, Regulatory Inquiries, and Information Requests. For a period of 6 years after the Effective Date Artio Global shall use its best efforts to respond, on behalf of and at the direction of BJB, to subpoenas, regulatory inquiries, and information requests relating to the Business Records of BJBNY received by Artio Global or one of its Affiliates from third parties including regulators, self regulatory organizations or judicial authorities.

(d)	Retired Employee Medical Coverage. Until all qualifying former employees of BJBNY have left the Artio Global medical insurance plan, Artio Global shall continue to arrange for medical coverage of such qualifying former employees of BJBNY who currently have and are entitled to such coverage. For as long as Artio Global provides such medical coverage to such former employees, BJB will reimburse Artio Global for insurance premiums reasonably incurred for such coverage as well as any reasonable excess annual actuarial costs above the existing reserve.

(e)	Use of Julius Baer Name. For a period of 12 months from the Effective Date Artio Global shall have the limited right to use the Julius Baer name (however, not the Julius Baer logo) in connection with descriptions of its corporate history and following the phrase “formerly known as”.

(f)	Indemnification of Artio Global.

(i)	BJB will indemnify, defend, and hold Artio Global and its Affiliates harmless from and against any and all Liabilities to the extent that they arise out of or result from:

(xx) the actions of Yehuda Shiv and his Affiliates from 1989 through 2001 including B.B.C.F.D., S.A. et al. vs. Bank Julius Baer & Co. Ltd., et al., and other Liabilities arising out of the operations of BJBNY; and

(yy) Artio Global and its Affiliates in respect of actions reasonably taken by Artio Global in providing services described in paragraph (c) of this Exhibit A.

(ii)	JBG will indemnify, defend, and hold Artio Global and its Affiliates harmless from and against any and all Liabilities to the extent that they arise out of or result from the Kepler Equities S.A. institutional brokerage business housed within Julius Baer Securities Inc. from 2003 through 2006.